Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Ordinary Shares, nominal value NIS 0.01 per share, beneficially owned by each of them, of SHL Telemedicine Ltd., a company incorporated in Israel. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D (and any amendments thereto).

Dated: December 21, 2023

/s/ Ido Nouberger Ido Nouberger /s/ Victor Shamrich Victor Shamrich Value Base Ltd.
/s/ Ido Nouberger	/s/ Victor Shamrich
Name: Ido Nouberger Title: CEO	Victor Shamrich Chairman

Value Base Hedge Fund Ltd.
/s/ Ido Nouberger* Name: Ido Nouberger Title: Director	/s/ Victor Shamrich* Victor Shamrich Director

* Evidence of authority to sign on behalf of Value Base Hedge Fund Ltd. attached as Exhibit 3 to this Schedule 13D.